EXHIBIT 99

For Immediate Release-7-17-03
Contact: Shannan B. Guthrie
Public Relations Manager
PennRock Financial Services Corp.
717/ 354-3612
sbguthrie@bbnb.com

             PENNROCK FINANCIAL SERVICES CORP. ANNOUNCES
            A 17% INCREASE IN EARNINGS FOR SECOND QUARTER

    Blue Ball, PA. July 16, 2003 _ PennRock Financial Services Corp. (Nasdaq: PRFS), parent company of Blue Ball National Bank, The National Advisory Group, Inc., and Pension Consulting Services, Inc. reports a 17% increase in net income for the second quarter of 2003. Net income for the second quarter of 2003 was $3.7 million or $.48 per share compared with $3.1 million or $.41 per share earned in the second quarter of 2002. For first half of the year, income increased 12% to $7.3 million or $.95 per share from $6.5 million or $.85 per share earned in the first six months of 2002. PennRock's return on assets for the first six months of 2003 was 1.44% compared to 1.36% for the same period last year, while the return on equity was 16.42% in 2003 and 16.36% in 2002.

    Assets of PennRock totaled $1.1 billion as of June 30, 2003, an increase of $86 million or 9% from June 30 of last year.
    Loans grew $76 million, which were funded by an increase in short term borrowing of $80 million.

    "Aside from the low interest environment we are currently experiencing, we have maintained our interest margins during the first six months of the year." says Melvin Pankuch, Executive Vice President and Chief Executive Officer of PennRock. "Our growth in income is attributable to an increases in net interest income and non-interest income, particularly from mortgage banking activities."

    PennRock Financial Services Corp., headquartered in Blue Ball, PA is a bank holding company with over $1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, The National Advisory Group, Inc., and Pension Consulting Services, Inc. Blue Ball National Bank provides a broad range of banking, trust and other financial services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania. The National Advisory Group, Inc. offers asset management and corporate retirement plan administration services to clients in southeastern Pennsylvania, New Jersey and Delaware, and serves as an investment advisor for a family of mutual funds. Pension Consulting Services, Inc. is a third party administrator of retirement plans for small to medium sized businesses and professional corporations. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.


                           FINANCIAL HIGHLIGHTS
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
In thousands; except per share data

                                 For the Three Months             For the Six Months
                                    Ended June 30,                    Ended June 30,
                           -------------------------------   -------------------------------
                              2003        2002      Change      2003       2002      Change
                           ----------  ----------  -------   ----------  ----------  -------
EARNINGS AND DIVIDENDS:
Interest income               $13,546     $14,207    (5%)       $26,902     $28,893    (7%)
Interest expense                4,447       5,954   (25%)         9,260      12,078   (23%)
Net interest                    9,099       8,253    10%         17,642      16,815     5%
Provision for loan losses         455         375    21%            905         819    11%
Non-interest income             3,289       2,643    24%          6,614       5,098    30%
Non-interest expense            7,417       6,772    10%         14,500      13,295     9%
Net income                      3,666       3,144    17%          7,262       6,489    12%
Dividends paid                  1,385       1,326     4%          2,767       2,653     4%

Per share:
     Net income - Basic         $0.48       $0.41    17%          $0.95       $0.85    12%
     Net income - Diluted        0.48        0.41    17%           0.95        0.84    13%
     Cash dividend               0.18        0.17     6%           0.36        0.35     3%

AT THE END OF THE PERIOD:
Securities                                                   $  308,613  $  302,727     2%
Loans                                                           641,685     565,730    13%
Earning assets                                                  952,317     864,114    10%
Total assets                                                  1,051,169     964,929     9%
Deposits                                                        730,755     715,209     2%
Short-term borrowings                                           112,166      32,179   249%
Long-term debt                                                  102,000     121,000   (16%)
Stockholders' equity                                             93,060      84,610    10%

Per share:
     Book value                                                  $12.23      $11.07    10%
     Market value                                                 24.33       27.03   (10%)

SELECTED RATIOS:
Return on average equity       16.22%      15.70%     3%         16.42%      16.36%     0%
Return on average assets        1.40%       1.30%     8%          1.44%       1.36%     6%
Net interest margein (taxable
     equivalent)                4.04%       4.00%     1%          4.01%       4.11%    (2%)
Total capital to average assets                                   8.91%       8.88%     0%
Price-to-earnings (x)                                            12.81       15.90    (19%)
Market-to-book value                                              1.99        2.44    (18%)
Allowance for loan losses to
     loans                                                        1.19%       1.36%   (13%)
Non-performing loans to loans                                     0.14%       0.88%   (84%)
Net charge-offs to loans                                          0.11%       0.11%     0%
Dividend payout                                                  38.09%      40.88%    (7%)

    All per share data have been restated for a 10% stock dividend declared on July 8, 2003 and payable on August 12, 2003 and a 10% stock dividend declared on July 9, 2002 and paid on August 13, 2002.

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